FEE WAIVER AGREEMENT

PIMCO ETF Trust

650 Newport Center Drive

Newport Beach, California 92660

November 15, 2023

Pacific Investment Management Company LLC

650 Newport Center Drive

Newport Beach, California 92660

Re:   PIMCO Commodity Strategy Active Exchange-Traded Fund (the “Fund”)

Dear Sirs:

This will confirm the agreement between the undersigned (the “Trust”) and Pacific Investment Management Company LLC (“PIMCO”), as follows:

1.  The Trust is an open-end investment company consisting of multiple series. This Agreement shall pertain to the Fund, a series of the Trust.

2.  The Trust, for and on behalf of the Fund and in accordance with the Fund’s investment objectives and restrictions, as specified in the Fund’s prospectus, may invest a portion of the Fund’s assets in certain other series of the Trust (the “Underlying PIMCO ETFs”), series of PIMCO Funds (the “Underlying PIMCO Funds”), and series of PIMCO Equity Series (the “Underlying PIMCO Equity Funds,” together with the Underlying PIMCO Funds and the Underlying PIMCO ETFs, the “Underlying Funds”).

3.  Pursuant to an Investment Management Agreement dated April 24, 2009, as supplemented from time to time (the “Management Agreement”), between the Trust and PIMCO, the Trust has retained PIMCO to provide the Trust with investment advisory services and to provide or procure supervisory, administrative and other services to the Trust and its shareholders. Pursuant to the Management Agreement, the Fund pays to PIMCO a monthly management fee at an annual rate set forth in Schedule A to the Management Agreement (the “Management Fee”).

4.  Pursuant to an Amended and Restated Investment Advisory Contract, dated February 23, 2009, each Underlying PIMCO Fund pays to PIMCO a separate advisory fee for investment advisory services provided by PIMCO. Pursuant to a Third Amended and Restated Supervision and Administration Agreement, dated August 31, 2021, each Underlying PIMCO Fund also pays to PIMCO a separate supervisory and administrative fee for supervisory, administrative and other services provided or procured by PIMCO to the Underlying PIMCO Fund and its shareholders. Pursuant to the Management Agreement each Underlying PIMCO ETF pays to PIMCO a separate management fee for investment advisory services and supervisory, administrative and other services provided or procured by PIMCO to the Underlying PIMCO ETF and its shareholders. Pursuant to an Investment Advisory Contract, dated March 30, 2010, as supplemented from time to time (the “Equity Series Investment

Advisory Contract”), each Underlying PIMCO Equity Fund that operates as a mutual fund pays to PIMCO a separate advisory fee for investment advisory services provided by PIMCO. Pursuant to a Second Amended and Restated Supervision and Administration Agreement, dated February 29, 2012, as supplemented from time to time (the “Equity Series Supervision and Administration Agreement”), each Underlying PIMCO Equity Fund that operates as a mutual fund also pays to PIMCO a separate supervisory and administrative fee for supervisory, administrative and other services provided or procured by PIMCO to the Underlying PIMCO Equity Fund and its shareholders. Pursuant to an Investment Management Agreement, dated May 17, 2017, as supplemented from time to time (the “PES Management Agreement”), each Underlying PIMCO Equity Fund that operates as an exchange-traded fund pays to PIMCO a separate management fee for investment advisory services and supervisory, administrative and other services provided or procured by PIMCO to the Underlying PIMCO Equity Fund and its shareholders. The advisory fees and supervisory and administrative fees paid by the Underlying PIMCO Funds and the Underlying PIMCO Equity Funds operating as mutual funds and the management fees paid by the Underlying PIMCO ETFs and Underlying PIMCO Equity Funds operating as exchange-traded funds are collectively referred to herein as “Underlying Fund Fees.”

5.  The Fund indirectly pays its proportionate share of the Underlying Fund Fees charged by PIMCO to the Underlying Funds in which the Fund invests.

6.  In consideration of the Underlying Fund Fees indirectly paid by the Fund, each day PIMCO agrees to waive irrevocably all or any portion of the Management Fee that would otherwise be paid by the Fund to PIMCO in an amount equal to the amount of the Underlying Fund Fees, if any, indirectly paid by the Fund at the Underlying Fund level. In no event will PIMCO be required to waive fees or reimburse the Fund for any amount in excess of accrued aggregate Fund Management Fees attributable to any day.

7.  This Agreement shall become effective on November 15, 2023, shall have an initial term through October 31, 2025, and shall apply for each twelve month period thereafter so long as it is in effect. Thereafter, this Agreement shall automatically renew for one-year terms unless PIMCO provides written notice to the Trust at the above address of the termination of the Agreement, which notice shall be received by the Trust at least 30 days prior to the end of the then current term. In addition, this Agreement shall terminate upon termination of the Management Agreement, with respect to the Fund or it may be terminated by the Trust, without payment of any penalty, upon 90 days’ prior written notice to PIMCO at its principal place of business.

8.  Nothing herein contained shall be deemed to require the Trust or the Fund to take any action contrary to the Trust’s Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Fund.

9.  Any question of interpretation of any term or provision of this Agreement, including but not limited to the Management Fee or Underlying Fund Fees, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Investment Advisory Contract, Supervision and Administration Agreement, Management Agreement, PES Management Agreement, Equity Series Investment Advisory Contract, and Equity Series Supervision and Administration Agreement or the Investment Company Act of 1940 (the “1940 Act”), shall have the same meaning as and be resolved by reference to such Investment Advisory Contract, Supervision and Administration Agreement, Management Agreement, PES Management Agreement, Equity Series Investment Advisory Contract, and Equity Series Supervision and Administration Agreement or the 1940 Act.

10.  If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not be affected thereby.

11.  It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust relating to the Fund. This Agreement has been signed and delivered by an officer of the Trust, acting as such, and such execution and delivery by such officer shall not be deemed to have been made by any Trustee or officer individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust relating to the Fund, as provided in the Trust’s Amended and Restated Declaration of Trust dated November 4, 2014, and as amended from time to time.

12.  This Agreement constitutes the entire agreement between the Trust on behalf of the Fund and PIMCO with respect to its subject matter and may be amended or modified only by a writing signed by duly authorized officers of both the Trust and PIMCO.

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If the foregoing correctly sets forth the agreement between the Trust and PIMCO, please so indicate by signing and returning to the Trust the enclosed copy hereof.

Very truly yours,

PIMCO ETF Trust

By:
Name: Bijal Parikh
Title: Treasurer

ACCEPTED:

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:

Name:  Peter Strelow

Title:  Managing Director & Co-Chief Operating Officer

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